     As Filed with the Securities and Exchange Commission April _ 2008

                          Registration No.: 333-    XXXXXX

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOBLE MEDICAL TECHNOLOGIES, INC.

Delaware	SIC 3845	20-0587718
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

4430 Noble Avenue – Apartment 201 Sherman Oaks, CA 91403 310-498-0778
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mr. Richard Krutosik, President 4430 Noble Avenue – Apartment 201 Sherman, Oaks, CA 91403 310-498-0778
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, New York 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mar whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer [  ]                                                                Accelerated Filer   [  ]
Non-accelerated Filer [  ]                                                      Smaller Reporting Company  [  ]

[Missing Graphic Reference]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $.0001 per share (1)	668,000	$0.25	$167,000	$21.48

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by the issuer.  As of the date hereof, there is no established public market for the common stock being registered.  Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price.  The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued (between August, 2007 and April 2008) which shares of common stock were all issued at $0.25 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NOBLE MEDICAL TECHNOLOGIES, INC.

4430 Noble Avenue – Apartment 201

Sherman Oaks, CA 91403

Up to 668,000 Shares of Common Stock

Offering Price: $0.25 per share

As of April 23, 2008 we had 4,188,000 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 668,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market.  We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $0.25 per share until our common shares are quoted on the OTCBB or another market and thereafter at prevailing market prices, or privately negotiated prices.

We are a start up venture intending to engage in the business of developing and marketing enhancements to electrocardiogram (“EKG”) equipment that will be directed towards medical technicians at hospitals and other locations where “EKG” equipment is used. We will require substantial additional capital contributions for our business to become fully operational.

Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April    , 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

Noble Medical Technologies, Inc. (“we” “us” or “the company”) intends to develop, manufacture and market its “multi-lead retractable console” for electrocardiogram (“EKG”) equipment which it believes will be accepted by the market as it will save medical technician’s time in attaching the multiple leads necessary to a patient in situations where time can be critical to the medical outcome. The Company has initiated a patent application for the multi-lead retractable console and will seek additional financing so that it can secure office space, hire necessary personnel, further develop the design for its product, consider and complete its efforts to secure patent protection for its product, either manufacture or arrange for the manufacture of its product, and commence its marketing efforts.

Our product, the multi-lead retractable console for electrocardiogram (“EKG”) equipment, is in a design phase and we do not have a working prototype to demonstrate to potential customers or production partners.

We were incorporated in July 2007, under the laws of the State of Delaware and have not commenced manufacturing, marketing or sales of our product. Our headquarters are located at 4430 Noble Avenue – Apartment 201, Sherman Oaks, CA 91403, which is the residence of our Chief Executive Officer, and our telephone number is 310-498-0778. We intend to establish a web site to help in marketing our product. Any information that may appear on our web site once it is operational should not be deemed to be a part of this prospectus.

About This Offering

The Offering

Securities being offered:	Up to 668,000 shares of common stock, par value $0.0001, by the selling stockholders.

Offering price per share:	$0.25.

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:

20,000,000 shares of common stock authorized, 4,188,000 shares issued and outstanding,

1,000,000 shares of blank check preferred stock authorized – none issued.

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over-the-Counter Bulletin Board or another market and thereafter at prevailing market prices, or privately negotiated prices.

Selected Financial Information

BALANCE SHEET DATA: As of March 30,2008

Cash:	$2,093
Total assets:	$2,093
Accrued expenses:	$28,200
Total liabilities:	$28,200
Total stockholders’ deficit:	$(26,107)

STATEMENT OF OPERATIONS DATA: For the Period from July 25, 2007 (inception) through December 31, 2007

Revenues:	$-
Operating expenses:	$28,107
Net loss:	$(28,107)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. Additional risks and uncertainties now known to us as well as those presently unknown to us, that we currently deem either material or immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. The occurrence of any the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We are not yet operational and will require substantial additional funds. We intend to enter the business of developing and marketing enhancements to electrocardiogram (“EKG”) equipment that will be directed towards and hopefully adopted by physicians and medical technicians at hospitals, clinics and other locations where “EKG” equipment is used.

However, we have not yet hired any personnel, acquired the necessary equipment or otherwise begun operations. Our activities to date have been organizational and developmental (pre-operational). We believe that our presently available funds and our financing commitments will be sufficient to meet our anticipated needs for our business plan in the pre-operational stage for at least the next twelve months. We will need to raise additional funds of $600,000 to $2,000,000 to further develop our product and additional funds to truly become operational, implement our business plan, bring our product to market, respond to competitive pressures or acquire complementary businesses or technologies. We may also need to raise funds if our available funds decrease during our various operational stages. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and stockholders may experience dilution. Moreover, such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance new product offerings or respond to competitive pressures. We have no commitments to raise the additional capital we will need to become operational. Thus we may never become operational and, even if we do, we may not have sufficient funds to grow to meet demand if we are successful and investors may lose their entire investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern. We received a report on our financial statements for the period from July 25, 2007 (inception) through December 31, 2007 from our independent registered public accounting firm that includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. The report expressed doubt about our ability to continue as a going concern because we are not operational and have limited resources. We can offer no assurance that the actions we plan to take to address these conditions will be successful. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

Our ability to hire additional personnel is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated marketing and medical technology development professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people.  We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

We face substantial competition. Competition in all aspects of the medical technology industry is intense.  We will compete against established medical device developers and marketers with name familiarity and established distribution networks.  A large part of our effort will be directed to being recognized in this market of large players and, as a small company, to gain the trust of purchasing decision makers at our potential customers.  Competitors may seek to duplicate the benefits of our products in ways that do not infringe on any benefits that our product offers.  As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control.  We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

We may find that any patents we may obtain provide limited protection.  We have not completed our proposed product.  While we have initiated the patent application process, we have not been granted any patent.  Even if we are successful in obtaining a patent for out product, we may find that the patent we are granted does not offer us meaningful protection against real or potential infringement or that our patent is subject to infringement claims brought by others. Accordingly any patents that we are awarded may not offer us any meaningful protection from other companies in our business.

Our ability to market our services may be impaired by the intellectual property rights of third parties. Our success is dependent in part upon our ability to avoid infringing the patents or proprietary rights of others. Our industry and the electronics field are characterized by a great number of patents, patent filings and frequent litigation based on allegations of patent infringement. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to devices or processes that we compete with or are similar to ours. We may not be aware of all of the patents or patent applications potentially adverse to our interests that may have been or may later be issued to or filed by others. U.S. patent applications which may be kept confidential while pending in the Patent and Trademark Office. If other companies have or obtain patents relating to our product, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could impair or foreclose our ability to make, use, market or sell our products and services.  Based on the litigious nature of our industry and the electronics field and the fact that we may pose a competitive threat to some companies who own or control various patents, it is always possible that one or more third parties may assert a patent infringement claim seeking damages and to enjoin the manufacture, use, sale and marketing of our products and services. If a third-party asserts that we have infringed its patent or proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly and time-consuming and could impair or foreclose our ability to make, use, market or sell our products and services.

Our success depends to a large extent upon the continued service of key managerial and technical employees and our ability to attract and retain qualified personnel. Specifically, we are highly dependent on the ability and experience of our key employee, Richard Krutosik, our president and CEO. The loss of Mr. Krutosik would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Our president/CEO serves us on a part time basis and conflicts may arise. Mr. Krutosik devotes only a small portion of his time to our operations. Since he also has other outside commitments, it is inevitable that conflicts will arise in his allocation of time and effort. While he will seek to give us sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of our key personnel.

The ability of our president to control our business will limit minority shareholders' ability to influence corporate affairs. Our president, Richard Krutosik, owns 3,920,000 or approximately 93.60% of our 4,188,000 issued and outstanding shares. Even if he were to sell all of his shares that are covered by this prospectus, he would still own 3,520,000 shares or approximately 84.05% of our issued and outstanding shares. Because of his stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not become operational. We require between $600,000 and $2,000,000 in debt or equity financing. Our management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the Over the Counter Bulletin Board (“OTCBB”). However, we cannot be certain that we will accomplish these goals or that, even if we do, that additional funds will be raised. No one has committed to invest the money we need to become operational. If we cannot become operational, we will eventually be required to abandon our plans and, unless we can find a suitable acquisition or merger partner our shareholders will lose their investment. We have not located any suitable potential merger partner because we intend to proceed with our business.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We may not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We have not conducted market studies.  We have not conducted any market studies to determine whether our Multi-lead Retractable Console would be accepted in the market and, if it would be accepted, at what price point.  We also have not determined our costs of manufacture so we cannot determine if we can profitably manufacture and market our proposed product.

We expect to derive a significant percentage of our future revenues from the rental or sale of our multi-lead retractable console.

Since our inception, we have devoted substantially all of our efforts to the development of the  multi-lead retractable console. We have not commenced marketing the  multi-lead retractable console.  We expect that nearly all of our revenues will be derived from the sale of the  multi-lead retractable console for the foreseeable future. To the extent that the multi-lead retractable console is not commercially successful or is withdrawn from the market for any reason, our revenues will be adversely impacted, and we do not have other significant products in development that could replace these revenues.

As we commercialize the multi-lead retractable console, we may have difficulty managing our growth and expanding our operations successfully .

If we successfully launch the  multi-lead retractable console, we will need to expand our regulatory, manufacturing, sales and marketing and on-going development capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various partners, suppliers, manufacturers and other organizations. Our ability to manage our operations and growth requires us to continue to improve our information technology infrastructure, operational, financial and management controls and reporting systems and procedures. Such growth could place a strain on our administrative and operational infrastructure which as of this date is minimal. We may not be able to make improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

If we are unable to convince hospitals and healthcare providers of the benefits of our product for use in emergency situations where time is critical, we will not be successful in obtaining sales of our product.

We intend to sell the multi-lead retractable console for use in time critical situations, particularly emergency rooms.  We will need to convince hospitals and healthcare providers that using the multi-lead retractable console is a life saving enhancement to the services that they provide or we will not be able to market our products.  If our marketing effort is not successful, our business will fail.

Risks Related to our Regulatory Environment

If we fail to maintain U.S. Food and Drug Administration and other government clearances for our current products and indications, or if we fail to obtain clearances for additional products and indications, we would be significantly harmed.

 Compliance with FDA, state and other regulations is complex, expensive and time-consuming. The FDA and state authorities have broad enforcement powers. Federal and state regulations, guidance, notices and other issuances specific to medical devices regulate, among other things:

           •           product design, development, manufacturing and labeling;

           •           product testing, including electrical testing, transportation testing and sterility  testing;

           •           pre-clinical laboratory and animal testing;

           •           clinical trials in humans;

           •           product safety, effectiveness and quality;

           •           product manufacturing, storage and distribution;

           •           pre-market clearance or approval;

           •           record keeping and document retention procedures;

           •           product advertising, sales and promotion;

           •           PMS and medical device reporting, including reporting of deaths, serious injuries or other adverse events or device malfunctions; and

           •           product corrective actions, removals and recalls.

Our failure to comply with any of the foregoing could result in enforcement actions by the FDA or state agencies, which may include fines, injunctions, penalties, recalls or seizures of our products, operating restrictions or shutdown of production. Any noncompliance may also result in denial of our future requests for 510(k) clearance or pre-market approval (PMA) of new products, new intended uses or modifications to existing products and could result in the withdrawal of previously granted 510(k) clearance or PMA. If any of these events were to occur, we could lose customers and our product sales, business, results of operations and financial condition would be harmed.

Future enhancements of our products or new products we may develop may require new clearances or approvals or require that we cease selling such products until new clearances or approvals are obtained.

From time to time we are likely to make modifications to our multi-lead retractable console and do not believe such modifications require that we apply for additional 510(k) clearance. Any modification to a 510(k)-cleared device that would constitute a change in its intended use, design or manufacture could require a new 510(k) clearance or, possibly, a PMA. If the FDA disagrees with us and requires that we submit a new 510(k) or PMA application for our modifications, we may be required to cease promoting or to recall the modified product until we obtain clearance or approval. In addition, we could be subject to fines or other penalties. We may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and future profitability.

We may be unable to obtain or maintain international regulatory qualifications, clearances or approvals for our current or future products and indications, which could harm our business.

Any sales of our products outside the United States will be subject to foreign regulatory requirements that vary widely from country to country. In addition, exports of medical devices from the United States are regulated by the FDA. We have no present plans for sales outside the United States and do date have not initiated any non - US approval processes.  Should we seek non - US sales, complying with international regulatory requirements can be an expensive and time-consuming process and clearance or approval is not certain. The time needed to obtain clearance or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and the requirements for such clearances may be more expensive. Foreign clearances may significantly differ from FDA requirements, and we may be unable to obtain or maintain regulatory qualifications, clearances or approvals in other countries. If we experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the United States, or if we fail to receive those qualifications, clearances or approvals, we may be unable to market our products in international markets.

We may be subject to production halts and penalties if we or our third-party vendors fail to comply with FDA manufacturing regulations.

We are required to comply with the FDA’s Quality System Regulation, or QSR, which applies to our facility and the facilities of our third-party component manufacturers and sterilizers. The QSR sets forth minimum standards for the design, production, quality assurance packaging, sterilization, storage and shipping of our products. Our products are also covered by FDA regulation that impose record keeping, reporting, product testing and product labeling requirements. These requirements include affixing warning labels to our products, as well as incorporating certain safety features in the design of our products. The FDA enforces the QSR and performance standards through periodic unannounced inspections. We and our third-party component manufacturers, suppliers and sterilization providers are subject to FDA inspections at all times. Our failure or the failure of our component manufacturers, suppliers and sterilization providers to take satisfactory corrective action in response to an adverse QSR inspection or failure to comply with applicable performance standards could result in enforcement actions, including a public warning letter, a shutdown of manufacturing operations, a recall of products, and civil or criminal penalties.

We may spend considerable time and money complying with federal, state and foreign regulations in addition to FDA regulations, and, if we are unable to fully comply with such regulations, we could face substantial penalties.

In addition to FDA regulations, we are subject to extensive U.S. federal and state regulations and the regulations of foreign countries in which we conduct business. The laws and regulations that affect our business, in addition to the Federal Food, Drug and Cosmetic Act and FDA regulations include, but are not limited to:

           •           state consumer, food and drug laws, including laws regulating manufacturing;

           •           the federal anti-kickback statute, which prohibits compensation for arranging a good or service paid for under federal health care programs;

           •           Medicare regulations regarding reimbursement and laws prohibiting false reimbursement claims;

           •           federal and state laws protecting the privacy of patient medical information, including the Health Insurance Portability and Accountability Act;

           •           the Federal Trade Commission Act and similar laws regulating advertising and consumer protection; and

           •           regulations similar to the foregoing outside the United States.

If our operations are found to be in violation of any health care laws or regulations, we may be subject to civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and curtailment of our operations. If we are required to obtain permits or licenses under these laws, we may be subject to additional regulation and incur significant expense. The risk of being found in violation of these laws is increased by the fact that many of them have not been fully or clearly interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have not obtained a market maker to file an application with the FINRA on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 1,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:
•	the basis on which the broker or dealer made the suitability determination, and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future. We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares  As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.

Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 688,0000 of our 4,188,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From July, 2007 through April 23, 2008, 4,188,000 shares of common stock were issued to 41 individuals:

Upon our formation we issued 3,920,000 shares to Richard Krutosik, our founder, director and CEO/President.

Upon our formation we also issued 80,000 shares to our counsel Frank J. Hariton.

An additional 188,000 shares were issued to 39 shareholders for $47,000 paid in cash ($0.25 per share). These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING	SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING

Richard Krutosik, President, CEO and Director	3,920,000	93.6%	400,000	3,520,000	84.05%
Frank J. Hariton,Counsel	80,000	1.9%	80,000	0	0%
Ballmer Matthew	4,000	*	4,000	0	0%
David Berger	4,000	*	4,000	0	0%
Bo Bian	8,000	*	8,000	0	0%
Barry Bickmore	4,000	*	4,000	0	0%
Jewell Burgener	4,000	*	4,000	0	0%
Ivan Chasnoff	4,000	*	4,000	0	0%
Nian-Peng Cheng	4,000	*	4,000	0	0%
Erin Elias	4,000	*	4,000	0	0%
Dan Faiman	4,000	*	4,000	0	0%
Lester Faiman	4,000	*	4,000	0	0%
Alister Fong	4,000	*	4,000	0	0%
Soi Hok Goy	4,000	*	4,000	0	0%
Nicholas Hallisy	4,000	*	4,000	0	0%
Geri Henich	4,000	*	4,000	0	0%
Stephen L. Hiltebrant	4,000	*	4,000	0	0%
Jonathan Hopp	4,000	*	4,000	0	0%
Thomas Judd	4,000	*	4,000	0	0%
Julie Leaf	4,000	*	4,000	0	0%
Wei Lou	8,000	*	8,000	0	0%
Roy Lukacs	4,000	*	4,000	0	0%
Aubrey Lund	4,000	*	4,000	0	0%
John Lund	4,000	*	4,000	0	0%
Jonathan Lund	4,000	*	4,000	0	0%
Nancy Lund	4,000	*	4,000	0	0%
Roger Lund	4,000	*	4,000	0	0%
Rong Ma	12,000	*	12,000	0	0%
Teresa Oh	4,000	*	4,000	0	0%
Arlene O’Tell	4,000	*	4,000	0	0%
Steve Porter	4,000	*	4,000	0	0%
Robert Quinn	4,000	*	4,000	0	0%
Chelsea Rundell	4,000	*	4,000	0	0%
Meagan Rundell	4,000	*	4,000	0	0%
Mark Schneider	4,000	*	4,000	0	0%
Lindsay Scott	4,000	*	4,000	0	0%
Muriel Steiger	8,000	*	4,000	0	0%
Sage Steiger	4,000	*	4,000	0	0%
Michael Vetere	4,000	*	4,000	0	0%
Elane Wood	4,000	*	4,000	0	0%
Michael DeMatteo	4,000	*	4,000	0	0%
Jennifer Banks-Condor	4,000	*	4,000	0	0%
Donny Belcher	4,000	*	4,000	0	0%
Floyd Condor	4,000	*	4,000	0	0%

Total	4,188,000	100.0%	668,000	3,520,000	100.0%

Total	4,188,000	100.0%	668,000	3,520,000	100.0%

* Percentage is only indicated if greater than 1%

None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

Richard Krutosik, our CEO/president is a Selling Stockholder and will be considered to be an underwriter for purposes of this offering.  His current intention is to remain as our officer regardless of whether he sells a substantial portion of his stockholding in us. He is nevertheless offering 400,000 shares of his shareholder interest in this offering (approximately 9.6% of all outstanding common shares) since otherwise sales by him would be restricted to 1% (or approximately 41,880 shares) of all outstanding shares every three months in accordance with Rule 144. As our officer/control person, Mr. Krutosik may not avail himself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.   UPDATE!!!!

Selling Stockholders will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over the Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 4,000,000 of our outstanding shares were issued at $0.0001 in July 2007 and 188,000 of our outstanding shares were issued at $0.25 per share between August, 2007 and April 2008. Accordingly, in determining the offering price, we selected $0.25 per share, which was the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;
•	in transactions other than market transactions;
•	by pledge to secure debts or other obligations;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over  the Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Affiliates and/or promoters of the Company who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:
a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling Security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

 We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "Standard Manuals Exemptions."

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor's Corporate Manual or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our directors, officers and consultants are as follows:

Name	Age	Position(s)

Richard Krutosik	46	President, Chief Executive Officer and a Director

Term and Family Relationships

Our director currently has terms which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. We only have one officer and director and no family relationships exist among our officers, directors and consultants.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Business Experience

Richard Krutosik was elected president, CEO and a director upon our formation in July 2007.  He has been employed by Saint John’s Health Center working emergency medicine in various positions since 2000, including Radiology Nurse, Charge Nurse Emergency Department, and Registered Nurse Emergency Department.  He holds an Associates Degree from The Los Angeles County Medical Center.

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate.  If we grow we will adopt a suitable code of ethics.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) each of the three highest paid persons who are our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 10% of any class of our securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Amount owned after the offering	Percent of class after the offering

Richard Krutosik 4430 Noble Avenue Apartment- 201 Sherman Oaks, CA 91403	3,920,000	3,520,000	84.05%

All officers and directors as a group (1 person)	3,920,000	3,520,000	84.05%

DESCRIPTION OF CAPITAL STOCK

 Introduction

We were established as a Delaware corporation in July 2007. We are authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;
•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;
•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;
•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock. There are 4,188,000 shares of our common stock issued and outstanding on the date of this prospectus which shares are held by 41 shareholders. The holders of our common stock:

•               have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;
•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and
•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,
*	included in the national market system by the National Association of Securities Dealers, or
*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place - Suite 100, Salt Lake City, UT 84111, Phone: (801) 355-5740.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Registration Statement on Form S-1 are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to cellular telephone or other mobile communications, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR PROPOSED BUSINESS

We intend to enter the business of developing and marketing enhancements to electrocardiogram (“EKG”) equipment that will be directed towards to and hopefully adopted by physicians and medical technicians at hospitals, clinics and other locations where “EKG” equipment is used. We are not presently operational, but anticipate commencing operations within the next six months contingent on the receipt of additional financing of between $600,000 million and $2,000,000.  Our primary focus will be to hire management personnel in both marketing and technical areas.

Overview

We intend to develop, manufacture and market our “multi-lead retractable console” for electrocardiogram (“EKG”) equipment which we believe will be accepted by the market as it will save medical technician’s time in attaching the multiple leads necessary to a patient in situations where time can be critical to the medical outcome.  We will secure office space, hire necessary personnel, further develop the design for our product,  apply for patent protection, either manufacture or arrange for the manufacture of our product, and seek out partnerships with larger medical equipment manufacturers to enhance our distribution effort.

Proposed Products and Services

Our proposed medical technology product will be designed to be easy to use and to address the needs physicians and medical technicians particularly in emergency rooms   It is management’s belief that the currently used technology is cumbersome and suboptimal for critical emergency room challenges.  Although we have not conducted any formal studies, we believe that the medical community will accept and adopt our enhanced system.

The “Multi-lead Retractable Console” is our first proposed product. When operational, it will be offered directly to hospitals and physicians or through strategic partnerships with major medical equipment suppliers.  We do not have any other presently proposed products, but may develop the same.

Planned Sales and Marketing

Our marketing effort will be a vital part of our operation. We will market direct to our customers as well as through wholesalers and major medical equipment suppliers. We have allocated a significant portion of our operating budget to this marketing effort that may include hiring marketing personnel, advertising in trade publications, and, if required, advertising in the general media.  We have not conducted any studies to determine the optimal price points for our proposed product.

Need for Strategic Relationships

We have no strategic partners and will seek to enter into alliances with the companies characterized above to increase the possibility of our success in the medical technology/equipment market. We cannot promise that these efforts will be successful.

Technology

Because we do not have any existing relationships with strategic partners, our products must be developed to operate in several environments, such as hospital ERs, clinics, and physician’s offices. If we fail to accomplish this, we may be foreclosed from marketing our products to certain market segments.  To address this concern, management has allocated a significant portion of our effort to product development.

While complex to design, the components required for our products to perform properly are either available off the shelf from existing vendors, or can be created using industry standard tools, techniques and manufacturing. While it is difficult to predict with any confidence the time and expense to get our products to market, the technology risk is relatively minimal, as all the existing components already exist.

Intellectual Property Rights

We have commenced the application process to obtain a patent for our Multi-Lead Retractable Console.  While we have made a filing with the United States Patent Office, we do not know if we will be issued a patent.  We will require additional funding from financing activities to pursue this patent application.  In the event other products are developed, management will from time to time review the advisability of seeking a patent or taking other action to protect our intellectual rights in our products.  However, even if we were to secure a patent for one of our products or a component thereof, it is impossible to predict whether that patent would afford meaningful protection to us or would be found by a court to infringe upon the patents of others and subject us to an award of damages.

Competition

We will compete in the highly competitive medical device market that is dominated by large well-known companies with established names, solid market niches, wide arrays of product offerings and marketing networks.  In addition we may be required to establish that we can fill orders for our product quickly and reliably in order to market the same and dissuade potential customers from purchasing any similar products that our competitors may develop.  We intend to locate low cost reliable manufacturers overseas and compete principally on price and the uniqueness of our product.

Suppliers

We intend to locate a low cost manufacturer/assembler for our product since we believe it can be made from readily available components.  We have not determined whether to locate an overseas manufacturer which may require us to carry a significant inventory or to utilize a domestic manufacturer which may result in our incurring higher manufacturing costs but will allow us to more closely monitor manufacturing quality and to fill orders more quickly despite having lower inventories.  Management believes that there are suitable device manufacturers both overseas and domestically to suit our needs for the foreseeable future.

Food and Drug Administration

In the United States, our product will be subject to regulation by the Food and Drug Administration (“FDA”), which regulates our products as medical devices. The FDA regulates the clinical testing, manufacture, labeling, distribution, import and export, sale and promotion of medical devices. Noncompliance with applicable FDA requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. Unless an exemption applies, all medical devices must receive either prior 510(k) clearance or pre-market approval from the FDA before they may be commercially distributed in the United States. Submissions to obtain 510(k) clearance and pre-market approval must be accompanied by a user fee, unless exempt. In addition, the FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing. The FDA classifies medical devices into one of three classes: Class I, Class II or Class III -- depending on the FDA's assessment of the degree of risk associated with the device and the controls it deems necessary to reasonably ensure the device's safety and effectiveness. Management believes that the FDA will deemed our “multi-lead retractable console” to be a Class II medical device and we will be subject to certain costs and regulatory burdens that will not be significant to comply with applicable FDA regulations.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls, which include compliance with facility registration and product listing requirements, reporting of adverse events, and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Class II devices are also subject to these same general controls, as well as any other special controls deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidelines. Pre-market review and clearance by the FDA for Class II devices is accomplished through the 510(k) pre-market notification procedure, unless the device is exempt. When 510(k) clearance is required, a manufacturer must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 and for which the FDA has not yet required premarket approval; a device which has been reclassified from Class III to Class II or I; or a novel device classified into Class I or II through de novo classification. If the FDA agrees that the device is substantially equivalent to the predicate, it will subject the device to the same classification and degree of regulation as the predicate device, thus effectively granting clearance to market it. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or possibly a pre-market approval. Class III devices are devices for which insufficient information exists that general or special controls will provide reasonable assurance of safety and effectiveness, and the devices are life-sustaining, life-supporting, or implantable, or of substantial importance in preventing the impairment of human health, or present a potential, unreasonable risk of illness or injury. Class III devices requiring an approved pre-market approval application to be marketed are devices that were regulated as new drugs prior to May 28, 1976, devices not found substantially equivalent to devices marketed prior to May 28, 1976 and Class III pre-amendment devices, which are devices introduced in the U.S. market prior to May 28, 1976, that by regulation require pre-market approval.

FDA Clearance Procedures

510(k) Clearance Pathway.

When we are required to obtain a 510(k) clearance for the “multi-lead retractable console”, we must submit a pre-market notification to the FDA demonstrating that the device is substantially equivalent to (1) a device that was legally marketed prior to May 28, 1976 and for which the FDA has not yet required pre-market approval; (2) a device which has been reclassified from Class III to Class II or I; or (3) a novel device classified into Class I or II through de novo classification. The FDA attempts to respond to a 510(k) pre-market notification within 90 days of submission of the notification (or in some instances 30 days under what is referred to as "special" 510(k) submission), but the response may be a request for additional information or data, sometimes including clinical data. As a practical matter, pre-market clearance can take significantly longer, including up to one year or more. After a device receives 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, or that constitutes a major change in its intended use, would require a new 510(k) clearance or could require pre-market approval. In the first instance, the manufacturer may determine that a change does not require a new 510(k) clearance. The FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination that a new clearance or approval is not required for a particular modification, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

Pre-market Approval Pathway.

Once we have a prototype we must submit a pre-market approval application if the device cannot be cleared through the 510(k) process. The pre-market approval process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data and information including, but not limited to, technical, preclinical and clinical trials, manufacturing and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device. After the FDA determines that a pre-market approval application is complete, the FDA accepts the application and begins an in-depth review of the submitted information. The FDA, by statute and regulation, has 180 days to review an accepted pre-market approval application, although the review generally occurs over a significantly longer period of time, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the Quality System Regulations. New pre-market approval applications or supplemental pre-market approval applications are required for significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the pre-market approval process. Pre-market approval supplements often require submission of the same type of information as a pre-market approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original pre-market approval application, and may not require as extensive clinical data or the convening of an advisory panel.  Management does not believe that the “multi-lead retractable console” will require a pre-market approval and the attendant costs of clinical trials.  If it were to require a pre-market approval, this would significantly lengthen our time to market and consume resources that we had intended for our marketing effort.

Continuing FDA Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include, among others:
*           Quality System Regulations, which require manufacturers to have a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices;
*           labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved, or off-label, uses and impose other restrictions on labeling and promotional activities;
*           medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and
*           recalls and notices of correction or removal.

MDR Regulations

The MDR regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to a death or serious injury.   We will make every effort to comply with these regulations and to not incur reportable incidents.

FDA Inspections

We will register with the FDA as a medical device manufacturer. The FDA seeks to ensure compliance with regulatory requirements through periodic, unannounced facility inspections and these inspections may include the manufacturing facilities of our subcontractors. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following:
*           warning letters or untitled letters;
*           fines, injunctions, and civil penalties;
*           administrative detention; which is the detention by the FDA of medical devices                             believed to be adultered or misbranded
*           voluntary or mandatory recall or seizure of our products;
*           customer notification, or orders for repair, replacement or refund;
*           operating restrictions, partial suspension or total shutdown of production;
*           refusal to review pre-market notification or pre-market approval submissions;
*           rescission of a substantial equivalence order or suspension or withdrawal of a                          pre-market approval; and
*           criminal prosecution.

We cannot provide assurance that we can maintain a suitable level of regulatory compliance in the future at any facilities we might establish.

Foreign Regulation of Medical Devices

Clearance or approval of our products by regulatory authorities comparable to the FDA may be necessary in foreign countries prior to marketing our product in those countries, whether or not FDA clearance has been obtained. The regulatory requirements for medical devices vary significantly from country to country. They can involve requirements for additional testing and may be time consuming and expensive. We presently do not intend to seek approval for our product outside of the United States, Canada and the European Union, or EU. We cannot provide assurance that we will be able to obtain regulatory approvals in any other markets should we determine to seek such approval. Before we would be able to market our current product in the EU, we would be required to submit additional regulatory documentation. Any effort we undertake in this direction could involve substantial costs and delays.

Fraud and Abuse Laws

Anti-Kickback Statutes

The federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under a federal healthcare program such as Medicare or Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. The law contains a few statutory exceptions, including payments to bona fide employees, certain discounts and certain payments to group purchasing organizations. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for its products. In addition, kickback arrangements can provide the basis for an action under the Federal False Claims Act, which is discussed in more detail below. The Anti-Kickback Statute is broad and potentially prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, issued a series of regulations, known as the safe harbors, beginning in July 1991. These safe harbors set forth provisions that, if all the applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Arrangements that implicate the Anti-Kickback Law, and that do not fall within a safe harbor, are analyzed by the OIG on a case-by-case basis. Government officials have focused recent enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal pleas. In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies.

False Claims Laws

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, if they are found to have caused submission of false claims. The Federal Civil False Claims Act also includes whistle blower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent highly publicized settlements in the healthcare industry related to sales and marketing practices have been cases brought under the False Claims Act. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, criminal fines and imprisonment.

Privacy and Security

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the rules promulgated there under require certain entities, referred to as covered entities, to comply with established standards, including standards regarding the privacy and security of protected health information, or PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their business associates, as such term is defined by HIPAA, which, among other things, obligate the business associates to safeguard the covered entity's PHI against improper use and disclosure. While not directly regulated by HIPAA, our customers or distributors might face significant contractual liability pursuant to such an agreement if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA.  It is possible that HIPPA compliance couls become a substantial regulatory burden and expense to our operations, although we do not believe that this will occur as long as we are a device manufacturer and distributor.

Employees

As of December 31, 2007 and currently we have no employees. Our officers serve us on a part time basis without compensation. If we become fully operational, we foresee the need for five technical employees, at least two clerical employees, and marketing and sales personnel as determined by management’s judgment of our business’ needs.

Legal Proceedings

We are not party to any legal proceeding and are unaware of any threatened legal proceeding to which we may become subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Factors That May Affect Future Results and Financial Condition.”

OVERVIEW

We are in a developmental stage. Implementing our planned business operation is dependant on the effectiveness of this registration statement and our ability to raise between $600,000 and $2,000,000 of additional capital after all offering expenses paid to a placement agent, attorneys, accountant’s and the like.

Our plan is to utilize such capital we raise as follows:

	If a Net of $600,000 is Raised	If a Net of $2,000,000 is Raised

Renting and Furnishing Offices	$150,000	$250,000
Patent Application	$ 20,000	$ 20,000
Equipment	$ 80,000	$280,000
Officer Salaries	$100,000	$250,000
Marketing Expense	$150,000	$750,000
Working Capital	$100,000	$450,000

The foregoing are estimates only and any funds may be reallocated based upon management’s evaluation of then existing conditions.

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause a general economic downturn and negatively impact our results. However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

DESCRIPTION OF PROPERTY

We currently operate out of the residence of our CEO and president Richard Krutosik and will not pay any rent to Mr. Krutosik until such time as we generate cash flow from our fund raising activities or operations. When we receive additional funding and need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget as set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated on July 25, 2007 at which time 3,920,000 shares of common stock were issued to the Company’s founder and 80,000 shares of common stock were issued to the Company’s legal counsel.  No value was given to the shares issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $.0001 par value and paid in capital was recorded as a negative amount ($400).  In other words, no net value was assigned to these shares.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of each of the three highest paid persons who are officers or directors as a group during our last fiscal year:

Name of individual or identity of group	Capacities in which remuneration was received	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
Richard Krutosik	CEO	$0	$0	$0	$0	$0

The Company has not paid any compensation in cash to its officer/ director and does not intend to do so until such time as its capital resources are sufficient in the judgment of its Board of Directors.  The Company has not paid and has no present plan to give any compensation other than cash.  The Company does not have any Stock Option Plan or other equity compensation plans.   Mr. Krutosik will not withdraw any cash compensation from the Company until it receives debt or equity financing or cash flow from operations.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Frank J. Hariton, Esq. owns 80,000 shares of our common stock that are included in this registration statement.

EXPERTS

The financial statements of Noble Medical Technologies, Inc. as of December 31, 2007 and for the period from July 25, 2007 (inception) through December 31, 2007, included in this prospectus have been audited by Li & Company, PC, independent registered public accounting firm, and have been so included in reliance upon the report of Li & Company, PC given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:
Noble Medical Technologies, Inc.
4430 Noble Avenue-Apartment 201
Sherman Oaks, CA 91403

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	2
USE OF PROCEEDS	8
SELLING STOCKHOLDERS	10
DETERMINATION OF OFFERING PRICE	11
DIVIDEND POLICY	11
MARKET FOR SECURITIES	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	14
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	14
DESCRIPTION OF CAPITAL STOCK	14
DESCRIPTION OF BUSINESS	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	22
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until XXXXX, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

NOBLE MEDICAL TECHNOLOGIES, INC.

December 31, 2007

INDEX TO FINANCIAL STATEMENTS

  Contents                                                                                                                                                                                                                                                                        Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Noble Medical Technologies, Inc.
(A development stage company)
Sherman Oaks, California

We have audited the accompanying balance sheet of Noble Medical Technologies, Inc. (a development stage company) (the “Company”) as of December 31, 2007 and the related statement of operations, stockholder’s deficit and cash flows for the period from July 25, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of its operations and its cash flows for the period from July 25, 2007 (inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a negative working capital and a deficit accumulated during the development stage at December 31, 2007 and had a net loss and cash used in operations for the period from July 25, 2007 (inception) through December 31, 2007, with no revenues during the period. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 18, 2008

NOBLE MEDICAL TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2007

ASSETS
CURRENT ASSETS:
Cash	$2,093

Total Current Assets	2,093

Total Assets	$2,093

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses	$28,200

Total Current Liabilities	28,200

STOCKHOLDERS' DEFICIT:
Preferred stock at $0.0001 par value: 1,000,000 shares authorized,
none issued or outstanding	-
Common stockat $0.0001 par value: 20,000,000 shares authorized,
4,008,000 shares issued and outstanding	401
Additional paid-in capital	1,599
Deficit accumulated during development stage	(28,107)

Total Stockholders' Deficit	(26,107)

Total Liabilities and Stockholders' Deficit	$2,093

See accompanying notes to the financial statements.

NOBLE MEDICAL TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

For the Period from
July 25, 2007
(Inception) through
December 31, 2007

OPERATING EXPENSES:
Professional fees	$28,107

Total operating expenses	28,107

LOSS FROM OPERATIONS	(28,107)

LOSS BEFORE TAXES	(28,107)

INCOME TAXES	-

NET LOSS	$(28,107)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.01)

Weighted Common Shares Outstanding -
basic and diluted	4,004,302

See accompanying notes to the financial statements.

NOBLE MEDICAL TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Period from July 25, 2007 (Inception) through December 31, 2007

	Common Stock, $0.001 Par Value		Additional	Deficit accumulated	Total
	Number of		Paid-in	During the	Stockholders'
	Shares	Amount	Capital	Development Stage	Deficit

Balance, July 25, 2007	-	$-	$-	$-	$-

Issuance of common stock to founders	4,000,000	400	(400)		-

Issuance of common stock for cash	8,000	1	1,999		2,000
August through December 2007 at $0.25 per share

Net loss				(28,107)	(28,107)

Balance, December 31, 2007	4,008,000	$401	$1,599	$(28,107)	$(26,107)

See accompanying notes to the financial statements.

NOBLE MEDICAL TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

For the Period from
July 25, 2007
(Inception) through
December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,107)

Adjustments to reconcile net loss to net cash provided by
operating activities
Changes in operating assets and liabilities:
Accrued expenses	28,200

NET CASH PROVIDED BY OPERATING ACTIVITIES	93

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	2,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,000

NET INCREASE IN CASH	2,093

Cash at beginning of period	-

Cash at end of period	$2,093

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-
Taxes paid	$-

See accompanying notes to the financial statements.

NOBLE MEDICAL TECHNOLOGIES, INC.
 (A DEVELOPMENT STAGE COMPANY)
Notes to the Financial Statements
December 31, 2007

NOTE 1 - ORGANIZATION AND OPERATIONS

Noble Medical Technologies, Inc. (a development stage company) (“Noble Medical” or the “Company”) was incorporated on July 25, 2007 under the laws of the State of Delaware.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any revenue to date. The Company plans to engage in developing and marketing enhancements to electrocardiogram (“EKG”) equipment that will be directed towards medical technicians at hospitals and other locations where “EKG” equipment is used.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”). The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

           The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments and market rates of interest.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No. 101”), as amended by SAB No. 104 (“SAB No. 104”) for revenue recognition.  The Company will record revenue when persuasive evidence of an arrangement exists, product delivery has occurred and the title and risk of loss transfer to the buyer, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company will derive its revenue from sales contracts with customers with revenues being generated upon the shipment of goods. Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking company or third party carrier and title transfers upon shipment, based on free on board (“FOB”) factory; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2007.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8889 on February 1, 2008. Commencing with its annual report for the year ending December 31, 2008, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – DEVELOPMENT STAGE ACTIVITIES AND GOING CONCERN

The Company is currently in the development stage. The Company intends to market enhancements to electrocardiogram (“EKG”) equipment that will be directed towards medical technicians at hospitals and other locations where “EKG” equipment is used; however, the Company has not yet acquired the customers or begun operations.  Its activities as of December 31, 2007 have been organizational and developmental (pre-operational).

As reflected in the accompanying financial statements, the Company had a negative working capital of $26,107 and a deficit accumulated during the development stage of $28,107 at December 31, 2007 and had a net loss of $28,107 for the period from July 25, 2007 (inception) through December 31, 2007, and earned no revenues since inception.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ DEFICIT

Common stock

The Company was incorporated on July 25, 2007 at which time 4,000,000 shares of common stock were issued to the Company’s founders.  No value was given to the shares issued by the newly formed corporation.  Therefore, the shares were recorded to reflect the $.0001 par value and paid in capital was recorded as a negative amount ($400).  In other words, no net value was assigned to these shares.

For the period from August 1, 2007 through December 31, 2007, the Company sold 8,000 shares of its common stock in a private placement at $0.25 per share to two (2) individuals for $2,000.

NOTE 5 – INCOME TAXES

At December 31, 2007, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $28,107 that may be offset against future taxable income through 2027. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the

Company’s net deferred tax assets of approximately $4,216 was not considered more likely than not and accordingly, the potential tax benefits of the net operating loss carry-forwards are fully offset by a full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance of approximately $4,216 has been provided for the period from July 25, 2007 (inception) through December 31, 2007.

Components of deferred tax assets as of December 31, 2007 are as follows:

Net deferred tax assets – Non-current:
Expected Federal income tax benefit from NOL carry-forwards	$4,216

Less valuation allowance	(4,216)
Deferred tax assets, net of valuation allowance	$-

The reconciliation of the effective income tax rate to the federal statutory rate for the period from July 25, 2007 (inception) through December 31, 2007

Federal income tax rate	15.0%
Change in valuation allowance on net operating loss carry-forwards	(15.0)%
Effective income tax rate	0.0%

NOTE 6 – SUBSEQUENT EVENT

For the period from January 1, 2008 through March 31, 2008, the Company sold 164,000 shares of its common stock at $0.25 per share to 36 individuals for $41,000.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses payable by Energy West in connection with the sale of common shares being registered. All amounts except the SEC filing fee are estimates.

SEC registration fee	$21.48
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Miscellaneous	478.52

Total	$25,500.00

The foregoing are estimates only.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On July 25, 2007 we issued 3,920,000 shares of our common stock to Richard Krutosik, our president.  On July 25, 2007 we also we issued 80,000 shares of our common stock to Frank J. Hariton, Esq.  All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  All of the shares issued in such transactions bear an appropriate restrictive legend.

An additional 188,000 shares were issued to 39 shareholders for $47,000 paid in cash ($0.25 per share). These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.  A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.  The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form SB-2.

Exhibit No.	Description
3.1	Certificate of Incorporation
3.2	Bylaws
4.1	Subscription Agreement
4.2	Specimen Stock Certificate
5.1	Legal Opinion of Frank J. Hariton
23.1	Consent of Li & Company, PC
23.2	Consent of Frank J. Hariton (included in Exhibit 5.1)

UNDERTAKINGS

We hereby undertake to:

1.  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act; and

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Sherman Oaks, State of California, on 22 April, 2008

Noble Medical Technologies, Inc.,
By: __/s/ Richard Krutosik
Name: Richard Krutosik
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
/s/ Richard Krutosik, President	President and Chief Executive Officer and a Director (Principal Executive, Financial and Accounting Officer)	April 22, 2008